Exhibit 23.8

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-4 of Bonanza Creek Energy, Inc. and any amendments thereto (the “Registration Statement”) with respect to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Bonanza Creek Energy, Inc. for the fiscal year ended December 31, 2020. We hereby further consent to the incorporation by reference thereof into Bonanza Creek Energy, Inc.’s Registration Statements on Form S-8 (Registration Nos. 333-217545 and 333-229431) and on Form S-4 (Registration Nos. 333-251401 and 333-251402).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

August 27, 2021